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EXHIBIT 11 - S-K Item 601 (b) (11)

                               KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
                              COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
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                                                                       Nine Months
                                                                          Ended
                                                                     September 30,
                                                                     1995        1994
                                                                     ----        ----
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PRIMARY EARNINGS PER SHARE CALCULATION
Net Income                                                    $12,575,876  $9,430,612
Less dividends on preferred stock                               1,175,471   1,181,143
Plus tax benefit from preferred dividends                         446,000     448,000
                                                               ---------- ----------
Earnings (Loss) applicable to common stock                     11,846,405   8,697,469
                                                               ==========  ==========

Weighted average common shares outstanding                      5,521,999   5,440,592
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based
 on year to date average price                                    377,597     317,737
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,899,596   5,758,329
                                                                =========   =========

Primary earnings per share                                          $2.01       $1.51
                                                                 ========    ========

FULLY DILUTED EARNINGS PER SHARE CALCULATION
A.
Weighted average common shares outstanding                      5,521,999   5,440,592
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based on
 the greater of year to date average or end of period price       383,199     406,129
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,905,198   5,846,721
                                                                 ========    ========

Fully diluted earnings per share (A)                                $2.01       $1.49
                                                                 ========    ========

B.
Assuming preferred stock converted to common
Vested Preferred shares issued                                    199,344     168,388
Non-vested Preferred shares issued                                599,434     636,990
                                                               ----------  ----------
Total Preferred shares issued                                     798,778     805,378

Vested Preferred shares issued                                    199,344     168,388
Guaranteed floor price for involuntary conversions                $24.375     $24.375
                                                               ----------  ----------
 Subtotal                                                      $4,859,003  $4,104,465
The lower of year to date average or end of period common
 stock price                                                     $21.5645    $17.5510
                                                                 --------    --------
Required common shares to be issued assuming involuntary
 conversion of vested shares at guaranteed floor price            225,324     233,859
Required common shares to be issued assuming voluntary
 conversion of non-vested shares on one-for-one basis             599,434     636,990
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part A.        5,905,198   5,846,721
                                                               ----------  ----------
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part B.        6,729,956   6,717,570
                                                               ==========  ==========

Net Income                                                    $12,575,876  $9,430,612
Additional ESOP expense presently funded by preferred dividend (1,175,471) (1,181,143)
Plus tax benefit on additional ESOP expense                        70,376      60,424
Common stock dividends to reduce ESOP expense                     371,000     331,000
                                                                 --------    --------
Adjusted Net Income                                           $11,841,781  $8,640,893
                                                                =========   =========

Fully diluted earnings per share (B)                                $1.76       $1.29
                                                                 ========    ========

Fully diluted earnings (loss) per share (Lower of (A) or (B))       $1.76       $1.29
                                                                 ========    ========
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